News Release

www.nortel.com

FOR IMMEDIATE RELEASE	April 28, 2005

For more information:

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Marion MacKenzie	(888) 901-7286
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mackenm@nortel.com	investor@nortel.com

Nortel Provides Update on Agreement with Flextronics
Nortel to File 2004 Financial Statements

TORONTO –- Nortel Networks* Corporation [NYSE/TSX: NT] announced today an update concerning the status of the agreement initially announced on June 29, 2004 for the Company to divest certain manufacturing operations and related activities to Flextronics International Ltd. (“Flextronics”). The Company also announced the timing of filing its 2004 financial statements and related reports.

Flextronics Transaction

As previously reported, the Company and Flextronics are currently discussing the timing of the closing of the balance of the transaction in order to optimize the business transition between the companies. As a result of these discussions, it is now expected that the balance of the transaction related to the manufacturing operations in Chateaudun, France; Calgary, Canada; and Monkstown, Northern Ireland, originally planned for the first half of 2005, will close by the end of the first quarter of 2006. As a result, the Company and Flextronics intend to enter into an amendment agreement to extend the term of the original agreement and offer to reflect this updated schedule.

As previously reported, the Company expects to receive total cash proceeds ranging from approximately US$675 million to US$725 million, which will be allocated to each separate closing. The Company further previously reported that the estimated cash proceeds would be received substantially in 2005. Based on the expected change to the close schedule outlined above, the Company and Flextronics are also discussing the timing of the cash payments.

Filing of Financial Statements for Year 2004 and First Quarter 2005

The Company expects that it and NNL will file their audited financial statements for the year 2004, and related Annual Reports on Form 10-K and corresponding Canadian filings, on Friday, April 29, 2005, after the close of trading. The Company will issue a press release (which will serve as its and Nortel Networks Limited’s status update pursuant to the alternative information guidelines of the Ontario Securities Commission) and hold a conference call at 8:00 a.m. ET on Monday, May 2, 2005 to discuss the fourth quarter and year 2004 results. The details of the call will be provided in a separate communication prior to the call.

The Company continues to expect that it and Nortel Networks Limited will file their unaudited financial statements for the first quarter of 2005, and related Quarterly Reports on Form 10-Q and corresponding Canadian filings, by the end of May 2005.

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About Nortel

Nortel is a recognized leader in delivering communications capabilities that enhance the human experience, ignite and power global commerce, and secure and protect the world’s most critical information. Serving both service provider and enterprise customers, Nortel delivers innovative technology solutions encompassing end-to-end broadband, Voice over IP, multimedia services and applications, and wireless broadband designed to help people solve the world’s greatest challenges. Nortel does business in more than 150 countries. For more information, visit Nortel on the Web at www.nortel.com. For the latest Nortel news, visit www.nortel.com/news.

Certain information included in this press release is forward-looking and is subject to important risks and uncertainties. The results or events predicted in these statements may differ materially from actual results or events. Factors which could cause results or events to differ from current expectations include, among other things: the outcome of regulatory and criminal investigations and civil litigation actions related to Nortel’s restatements and the impact any resulting legal judgments, settlements, penalties and expenses could have on Nortel’s results of operations, financial condition and liquidity; the findings of Nortel’s independent review and implementation of recommended remedial measures; the outcome of the independent review with respect to revenues for specific identified transactions, which review will have a particular emphasis on the underlying conduct that led to the initial recognition of these revenues; the restatement or revisions of Nortel’s previously announced or filed financial results and resulting negative publicity; the existence of material weaknesses in Nortel’s internal controls over financial reporting; the impact of Nortel’s and NNL’s failure to timely file their financial statements and related periodic reports, including breach of its support facility and public debt obligations and Nortel’s inability to access its shelf registration statement filed with the United States Securities and Exchange Commission (“SEC”); ongoing SEC reviews, which may result in changes to our public filings; the potential delisting or suspension of Nortel’s and NNL’s publicly traded securities; the impact of management changes, including the termination for cause of Nortel’s former CEO, CFO and Controller in April 2004; the sufficiency of Nortel’s restructuring activities, including the work plan announced on August 19, 2004 as updated on September 30, 2004, including the potential for higher actual costs to be incurred in connection with restructuring actions compared to the estimated costs of such actions; cautious or reduced spending by Nortel’s customers; fluctuations in Nortel’s operating results and general industry, economic and market conditions and growth rates; fluctuations in Nortel’s cash flow, level of outstanding debt and current debt ratings; Nortel’s ability to recruit and retain qualified employees; the use of cash collateral to support Nortel’s normal course business activities; the dependence on Nortel’s subsidiaries for funding; the impact of Nortel’s defined benefit plans and deferred tax assets on results of operations and Nortel’s cash flow; the adverse resolution of class actions, litigation in the ordinary course of business, intellectual property disputes and similar matters; Nortel’s dependence on new product development and its ability to predict market demand for particular products; Nortel’s ability to integrate the operations and technologies of acquired businesses in an effective manner; the impact of rapid technological and market change; the impact of price and product competition; barriers to international growth and global economic conditions, particularly in emerging markets and including interest rate and currency exchange rate fluctuations; the impact of rationalization and consolidation in the telecommunications industry; changes in regulation of the Internet; the impact of the credit risks of Nortel’s customers and the impact of customer financing and commitments; stock market volatility generally and as a result of acceleration of the settlement date or early settlement, which is currently not available, of Nortel’s forward purchase contracts; the impact of Nortel’s supply and outsourcing contracts that contain delivery and installation provisions, which, if not met, could result in the payment of substantial penalties or liquidated damages; and the future success of Nortel’s strategic alliances. For additional information with respect to certain of these an d other factors, see the most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed by Nortel with the SEC. Unless otherwise required by applicable securities laws, Nortel disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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* Nortel, the Nortel logo and the Globemark are trademarks of Nortel.